DESCRIPTION OF THE REGISTRANT’S COMMON STOCK
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of the terms of our common stock, par value $0.01 per share (our “common stock”) is only a summary. This description is subject to, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation” and Amended and Restated Bylaws (our “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our Certificate of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information. References herein to “we,” “us,” “our” and the “Company” refer to Virtus Investment Partners, Inc. and not to any of its subsidiaries.

Authorized Shares

We are authorized to issue up to 1,000,000,000 shares of common stock.

Dividends

Subject to the conditions discussed below, the owners of our common stock may receive dividends when declared by our board of directors (the “Board”), from funds legally available for the payment of dividends. All decisions regarding the declaration and payment of dividends will be evaluated from time to time in light of our financial condition, earnings, growth prospects, other uses of cash, funding requirements, applicable law and other factors our Board deems relevant.

Voting Rights

Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to a stockholder vote. In general, all matters submitted to a meeting of stockholders, other than as otherwise required by law, our Certificate of Incorporation, the Bylaws or the rules or regulations of any stock exchange on which our stock is traded, shall be decided by vote of a majority of the shares of the common stock represented in person or by proxy at any meeting at which a quorum is present and entitled to vote on the matter. Directors subject to election by holders of our common stock are elected by a plurality of the shares of our common stock represented in person or by proxy at any meeting at which a quorum is present and entitled to vote on the election of directors. There are no cumulative voting rights.

The affirmative vote of the holders of 75% or more of the combined voting power of the outstanding shares entitled to vote will be necessary to approve any amendment to our Bylaws. The affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding capital stock entitled to vote, voting together as a single class, will be necessary to approve any amendment to our Certificate of Incorporation relating to the number of and removal of directors, the classified nature of our Board, the manner of filling vacancies thereon, or the location of advance notice provisions relating to the election of directors in our Bylaws. Other amendments to our Bylaws and Certificate of Incorporation, and certain extraordinary transactions (such as a merger or consolidation involving us or a sale of all or substantially all of our assets), must be approved by a majority of our outstanding common stock entitled to vote, provided that, except as otherwise required by law, our common stock is not entitled to vote on any amendment of our Certificate of Incorporation or to a preferred stock certificate of designation that relates solely to one or more outstanding series of preferred stock if the holders of such series are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote on that matter as a separate class pursuant to our Certificate of Incorporation, a preferred stock certificate of designation, or the DGCL as currently in effect or as the same may be amended.

Liquidation Rights

If we liquidate, dissolve or wind-up our business, whether voluntarily or not, our common stockholders would share equally in the distribution of all assets remaining after payment to creditors and any liquidation preference owed to any then-outstanding preferred stockholders.

Preemptive Rights

Our common stock has no preemptive or similar rights.

Listing

The shares of our common stock are listed on the NASDAQ Global Market under the symbol “VRTS.”

Stockholder Liability

Delaware law provides that no stockholder, including holders of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for these acts or obligations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Anti-Takeover Provisions

Certificate of Incorporation; Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Classes of Preferred Stock. Under our Certificate of Incorporation, our Board has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences and rights of shares of each series and the qualifications, limitations and restrictions, which may be greater than those of our common stock. The effects of the issuance of a new series or class of preferred stock might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of the Company.

Removal of Directors; Filling Vacancies. Our Certificate of Incorporation and Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least a majority of the combined voting power of all the outstanding capital stock entitled to vote generally in the election of directors. Additionally, subject to the rights of the holders of any class or series of preferred stock, if any, to elect additional directors under specified circumstances, only our Board will be authorized to fix the number of directors and to fill any vacancies on our Board. These provisions could make it more difficult for a potential acquirer to gain control of our Board.

Stockholder Action. Our Certificate of Incorporation and Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Our Certificate of Incorporation and Bylaws provide that special meetings of stockholders can be called only by our Chairperson of the Board or pursuant to a resolution adopted by our Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual or special meeting of stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of our Board, the Chairperson of the Board, or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors. This procedure also requires that, in order to raise matters at an annual or special meeting, those matters be raised before the meeting pursuant to the notice of meeting we deliver or by, or at the direction of, our Chairperson or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to our Secretary of his or her intention to raise those matters at the annual meeting. If our Chairperson determines that a person was not nominated, or other business was not proposed to be brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting.

Classified Board of Directors. Our Certificate of Incorporation provides for our Board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our Board will be elected each year. Under Section 141 of the DGCL, directors serving on a classified Board can only be removed for cause. Our Board consists of ten directors. The three Class I directors have a term expiring in 2021, the three Class II directors have a term expiring in 2022 and the four Class III directors have a term expiring in 2020. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

The provision for a classified Board could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of our Board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified Board provision could have the effect of discouraging a potential acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us and could increase the likelihood that our incumbent directors will retain their positions. We believe that a classified Board will help to assure the continuity and stability of our Board and our business strategies and policies as determined by our Board, because a majority of the directors at any given time will have prior experience on our Board. The classified Board provision should also help to ensure that our Board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

Amendments. Our Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of the outstanding capital stock entitled to vote, voting together as a single class, is required to amend the provisions of our Certificate of Incorporation relating to the number and removal of our directors, the classified nature of our Board and the manner of filling vacancies thereon, or the location of advance notice provisions relating to the election of directors in our Bylaws. Our Bylaws further provide that our Bylaws may be amended by our Board or by the affirmative vote of the holders of 75% or more of the combined voting power of the outstanding shares entitled to vote.

Delaware Law

We are also subject to the provisions of Delaware law described below regarding business combinations with interested stockholders.

Section 203 of the DGCL applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of “business combination” includes mergers, sales of assets, issuances of voting stock and certain other transactions. An “interested stockholder” is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation, or within the last three years owned 15% or more of a corporation’s stock and is presently an affiliate or associate of that corporation.

Section 203 of the DGCL prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless:

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the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares owned by (i) directors who are also officers and (ii) certain employee stock plans; or

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the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at an annual or special meeting of stockholders by at least 66 2⁄3% of the outstanding voting stock not owned by such stockholder.

These limitations on business combinations with interested stockholders do not apply to a corporation that does not have a class of stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

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